Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated this 24th day of May, 2019 and effective as of the 1st day of June, 2019 (the “Effective Date”), is by and between TSR, Inc., a Delaware corporation, with offices at 400 Oser Avenue Suite 150, Hauppauge, New York 11788 (hereinafter called the “Corporation”), and John G. Sharkey, residing at XX XXX, XXX, New York 11747 (hereinafter called “Executive”).

WITNESSETH:

WHEREAS, Executive is employed by the Corporation pursuant to the terms of an Employment Agreement effective as of June 1, 2015 between Executive and the Corporation, as amended by the Amendment to Employment Agreement between the Corporation and Executive dated November 16, 2018 (the “Prior Employment Agreement”); and

WHEREAS, the Corporation and Executive wish to enter into a new employment agreement between the Corporation and Executive on the terms and conditions contained in this Agreement, which Agreement will supersede the Prior Employment Agreement and all prior agreements and understandings between the parties, oral or written, with respect to the subject matter of this Agreement and with respect to the subject matter of any other agreement incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Title/Position; Reporting. As of the Effective Date, Executive shall be promoted from the position and title of Vice President, Finance to the positions and titles of Senior Vice President and Chief Financial Officer of the Corporation. The Corporation hereby continues to employ Executive in such new positions as (and with such new titles of) Senior Vice President and Chief Financial Officer of the Corporation or such other position as he may be elected or appointed to by the Corporation’s Board of Directors (the “Board”), to perform such supervisory or executive duties on behalf of the Corporation as the Board may from time to time determine. During the Term (as defined in Section 3 below), Executive will report to the Corporation’s Chief Executive Officer (the “CEO”).

2. Duties/ Responsibilities. Executive hereby accepts such continued employment and agrees that throughout the period of his employment hereunder, he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and to promote the interest of the Corporation, and will perform the duties assigned to him pursuant to Section 1 hereof, subject, at all times, to the direction and control of the Board and the CEO. Executive shall at all times be subject to, observe and carry out such rules and regulations as the Board or CEO may from time to time establish. During the period of Executive’s employment hereunder, Executive shall not be entitled to additional compensation for serving in any office of the Corporation or any of its subsidiaries to which he is elected, including without limitation as a director of the Corporation or any subsidiary thereof.

3. Term. Subject to earlier termination pursuant to the provisions of Section 6 of this Agreement, the term of Executive’s employment with the Corporation under this Agreement shall commence on the Effective Date and shall continue in effect through and including May 31, 2020 (the “Initial Term”); provided that the term of Executive’s employment hereunder shall be automatically extended for successive, additional one (1) year terms (each, a “Renewal Term”) commencing at the end of the Initial Term or the Renewal Term then in effect (as applicable), unless either party gives the other written notice of non-renewal (“Non-Renewal Notice”) at least thirty (30) days prior to the end of the Initial Term or the Renewal Term then in effect, as applicable. The Initial Term and any subsequent Renewal Term, as described in this Section 3, shall collectively be referred to as the “Term” for purposes of this Agreement.

4. Compensation and Benefits.

(a) Base Salary. During the Term, the Corporation will pay to Executive a base salary (the “Base Salary”). For the period beginning on the Effective Date and ending on December 31, 2019, Executive’s Base Salary shall be at the rate of Two Hundred Eighty-Five Thousand Dollars ($285,000) per annum. On January 1, 2020, Executive’s Base Salary shall increase to the rate of Three Hundred Ten Thousand ($310,000) per annum. Thereafter, the Compensation Committee of the Board (the “Compensation Committee”) will review Executive’s Base Salary on an annual basis and the Board may, in its sole discretion, increase Executive’s Base Salary. Base Salary shall be payable in equal installments in arrears no less frequently than semi-monthly.

(b) Annual Bonus. In addition to Base Salary, the Compensation Committee shall in good faith, after the end of each fiscal year (commencing with the fiscal year ending May 31, 2020) consider and cause the Corporation to grant to Executive a discretionary bonus (each, an “Annual Bonus”), which may be based upon standards which the Compensation Committee, subject to the approval of the Board, shall establish with Executive at the beginning of each fiscal year (or as soon thereafter as reasonably practicable) and which standards may be modified thereafter with the approval of the Compensation Committee and the Board. The target amount of Executive’s Annual Bonus shall be not less than $85,000; provided, however, it is understood and agreed that the actual amount of Executive’s Annual Bonus may be higher or lower than such target amount. The Corporation and Executive acknowledge and agree that: (a) the Prior Employment Agreement contemplated an annual discretionary bonus for each fiscal year; (b) the amount of such bonus pursuant to the Prior Employment Agreement for the fiscal year ended May 31, 2019 is $75,000 (the “FYE 5/31/19 Bonus”); and (c) the Corporation shall pay the FYE 5/31/19 Bonus to Executive in a single lump sum by not later than June 30, 2019.

(c) Benefits; Leased Automobile; Vacation Time. In addition, Executive shall be entitled to continue to participate, to the extent he is eligible under the terms and conditions thereof, in any pension, profit-sharing, retirement, hospitalization, insurance, medical services, or other employee benefit plan generally available to executives of the Corporation which may be in effect from time to time during the period of his employment hereunder. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan. Executive shall also continue to be entitled to a leased car comparable to the car which he is currently provided. Executive also shall continue to be entitled to four (4) weeks of paid vacation time for each year.

5. Expense Reimbursement. The Corporation shall reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and in connection with the business of the Corporation, upon the submission to the Corporation of appropriate vouchers therefore and approval thereof by the CEO. Such reimbursements shall be subject to the expense reimbursement policies of the Corporation, which are in effect from time to time.

6. Termination.

(a) Termination for Cause.

(i) Notwithstanding any provision contained herein to the contrary, the Corporation may terminate this Agreement and Executive’s employment hereunder at any time for Cause (as defined below) upon written notice to Executive. As used in this Agreement, “Cause” shall mean Executive’s: (i) conviction of, or plea of guilty or nolo contendere to, any crime constituting a felony; (ii) engaging in willful misconduct that is materially injurious to the Corporation; (iii) commission of an act of fraud against the Corporation; or (iv) material breach of any term of this Agreement and failure to correct such breach within thirty (30) days after written notice to Executive of such breach.

(ii) If this Agreement and Executive’s employment hereunder is terminated for Cause pursuant to Section 6(a)(i) above, then the Corporation’s sole obligation to Executive shall be to pay to Executive: (A) Executive’s earned, but unpaid, Base salary, through the final date of Executive’s employment by the Corporation (the “Termination Date”); and (B) subject to the terms and conditions set forth in Section 5 above, any reasonable business expenses incurred by Executive through and including the Termination Date, which have not yet been reimbursed (clauses (A) and (B) of this sentence, the “Accrued Obligations”). The Corporation shall pay the Accrued Obligations to Executive within thirty (30) days following the Termination Date.

(b) Termination due to Disability.

(i) If, during the Term, Executive is unable to perform his duties hereunder on account of illness, accident or other physical or mental incapacity and such illness or other incapacity shall continue for a period of six (6) consecutive months or an aggregate of one hundred and eighty (180) days in any consecutive twelve (12) month period, the Corporation shall have the right, on fifteen (15) days written notice (given after such period) to Executive, to terminate this Agreement and Executive’s employment hereunder; provided, however, if prior to the date specified in such notice, Executive’s illness or incapacity shall have terminated and he shall have taken up the performance of his duties hereunder, Executive shall be entitled to resume his employment hereunder, as though such notice had not been given.

(ii) In the event this Agreement and Executive’s employment hereunder terminates due to Executive’s illness, accident or incapacity pursuant to Section 6(b)(i) above, Executive shall be entitled to receive (and the Corporation’s sole obligation shall be to pay to Executive): (A) the Accrued Obligations, and (B) the Pro-Rata Bonus (as defined below), which Accrued Obligations and Pro-Rata Bonus shall be paid to Executive within thirty (30) days following the Termination Date. As used in this Agreement, “Pro-Rata Bonus” means an amount equal to the product of (1) the Annual Bonus awarded to Executive for the fiscal year prior to the fiscal year in which the Termination Date occurs, and (2) a fraction, the numerator of which is the number of days that Executive was employed during the fiscal year in which the Termination Date occurs, and the denominator of which is 365. For purposes of illustration, if the Termination Date occurred on September 30, 2021 and the Annual Bonus awarded to Executive for the fiscal year ending May 31, 2021 was $85,000, then the Pro-Rata Bonus would be $28,410.96 ($85,000 x 122/365).

(c) Termination due to Death.

(i) In the event of Executive’s death during the Term, this Agreement shall terminate immediately.

(ii) In the event of the termination of this Agreement due to Executive’s death as set forth in Section 6(c)(i) above, Executive’s legal representatives shall be entitled to receive (and the Corporation’s sole obligations shall be to pay): (A) the Accrued Obligations, and (B) the Pro-Rata Bonus (as defined in Section 6(b)(ii) above), which Accrued Obligations and Pro-Rata Bonus shall be paid to Executive’s legal representatives within thirty (30) days following the Termination Date. Further, nothing in this Section 6(c) or otherwise in this Agreement shall be deemed to limit any amounts that may otherwise be payable by the insurer under any life insurance policy or similar instrument (if any), subject to the terms and conditions of any such policy or instrument.

(d) Resignation by Executive without Good Reason.

(i) Executive may voluntarily resign from his employment hereunder without Good Reason (as defined in Section 6(h) below) upon not less than sixty (60) days prior written notice to the Corporation; provided, however, if Executive provides more than sixty (60) days prior written notice to the Corporation, the Corporation reserves the right, upon written notice to Executive, to accept Executive’s notice of voluntary resignation without Good Reason and to accelerate such notice and make Executive’s voluntary resignation without Good Reason effective on such other date prior to Executive’s intended last day of work, but not prior to the sixtieth (60th) day following Executive’s notice of voluntary resignation without Good Reason, as the Corporation deems appropriate. It is understood and agreed that the Corporation’s election to accelerate Executive’s notice of voluntary resignation without Good Reason shall not be deemed a termination by the Corporation without Cause or constitute Good Reason for purposes of Section 6(g) of this Agreement, Section 6(h) of this Agreement, or otherwise. Further, it is understood and agreed that, during all or a portion of the period beginning on the date of Executive’s notice of resignation without Good Reason and the Termination Date (the “Resignation Without Good Reason Notice Period”), the Corporation, in its discretion, may remove Executive from his position as Chief Financial Officer and/or diminish his duties and, notwithstanding the definition of Good Reason set forth in Section 6(h) below, neither such removal nor diminution during the Resignation Without Good Reason Notice Period shall constitute Good Reason for purposes of Section 6(h) of this Agreement.

(ii) In the event of a termination of this Agreement and Executive’s employment hereunder due to Executive’s resignation without Good Reason pursuant to Section 6(d)(i) above, Executive shall be entitled to receive (and the Corporation’s sole obligation to Executive shall be to pay): (A) the Accrued Obligations; and (B) the Pro-Rata Bonus, which Accrued Obligations and Pro-Rata Bonus shall be paid to Executive within thirty (30) days following the Termination Date.

(e) Termination due to Non-Renewal by Executive.

(i) If Executive provides a Non-Renewal Notice pursuant to Section 3 above, this Agreement and Executive’s employment hereunder will terminate on the last day of the Initial Term or the Renewal Term then in effect, as applicable, in which such Non-Renewal Notice was provided by Executive.

(ii) If this Agreement and Executive’s employment hereunder terminates as a result of Executive providing the Non-Renewal Notice, Executive shall be entitled to receive (and the Corporation’s sole obligation shall be to pay) the following: (A) the Accrued Obligations; and (B) the Termination Year Annual Bonus (as defined below). The Accrued Obligations and the Termination Year Annual Bonus shall be paid to Executive within thirty (30) days following the Termination Date. As used in this Agreement, the “Termination Year Annual Bonus” means the Annual Bonus for the fiscal year ending on the Termination Date, which shall be in an amount equal to the Annual Bonus awarded to Executive for the prior fiscal year.

(f) Termination due to Non-Renewal by the Corporation.

(i) If the Corporation provides a Non-Renewal Notice pursuant to Section 3 above, this Agreement and Executive’s employment hereunder will terminate on the last day of the Initial Term or Renewal Term then in effect, as applicable, in which the Non-Renewal Notice was provided by the Corporation.

(ii) If this Agreement and Executive’s employment hereunder terminates as a result of the Corporation providing the Non-Renewal Notice, Executive shall be entitled to receive (and the Corporation’s sole obligation shall be to pay) the following:

(A) the Accrued Obligations and the Termination Year Annual Bonus, which Accrued Obligations and Termination Year Annual Bonus will be paid to Executive within thirty (30) days following the Termination Date; and

(B) subject to Section 6(i) below:

(1) a severance payment (the “Corporation Non-Renewal Severance Payment”) in an amount equal to the sum of (x) 1.5 times Executive’s annual Base Salary (at the rate in effect on the Termination Date, but in no event less than the rate of $310,000 per annum), and (y) 1.5 times Executive’s Annual Bonus (based on the Annual Bonus awarded to Executive for the fiscal year prior to the fiscal year in which the Termination Date occurred), which Corporation Non-Renewal Severance Payment shall be paid to Executive in a single lump sum on the Corporation’s first regular pay date following the date that the Release (as defined in Section 6(i) below) becomes effective and is no longer subject to revocation;

(2) continued medical and dental insurance benefits for Executive and his family that are at least comparable to the benefits generally offered to all eligible Corporation employees until the earlier of the second anniversary of the Termination Date or the date Executive is eligible for comparable coverage under the group health insurance plans of another employer (the “Continued Health Insurance Coverage Period”); provided, that, if and to the extent such continued group health insurance coverage is not permissible either by law or the applicable insurance plan or such coverage would cause the Corporation to incur any excise tax, then (x) the Corporation shall reimburse Executive on the first business day of every month during the first eighteen (18) months of the Continued Health Insurance Coverage Period for the health insurance continuation premiums under COBRA incurred by Executive for the continuation of such medical and dental coverage for Executive and his family, and (y) the Corporation shall reimburse Executive on the first day of every month during the remainder of the Continued Health Insurance Coverage Period for the premium costs incurred by Executive for comparable medical and dental insurance coverage for Executive and his family; and

(3) for the two (2) year period following Termination Date, reimburse Executive on the first day of the month for the monthly cost of Executive’s car lease during such two (2) year period; provided that such reimbursement shall not be less than the monthly amount paid by the Corporation for Executive’s automobile lease as of June 1, 2019 or exceed the monthly amount paid by the Corporation for Executive’s automobile lease immediately prior to the Termination Date.

Executive shall promptly notify the Corporation if he becomes eligible for coverage under the group health insurance plan(s) of another employer.

(g) Termination without Cause.

(i) The Board may, on behalf of the Corporation, terminate this Agreement and Executive’s employment hereunder Without Cause (as defined below) upon thirty (30) days’ written notice from the Board (on behalf of the Corporation) to Executive. “Without Cause” means a termination by the Corporation of this Agreement and Executive’s employment hereunder for any reason or no reason, other than (A) for Cause pursuant to Section 6(a) above, (B) due to Executive’s disability or death pursuant to Section 6(b) or Section 6(c), respectively, or (C) as a result of the Corporation providing a Non-Renewal Notice pursuant to Section 3(c).

(ii) In the event this Agreement and Executive’s employment hereunder is terminated by the Corporation Without Cause pursuant to Section 6(g)(i) above, Executive shall be entitled to receive (and the Corporation’s sole obligation shall be to pay):

(A) the Accrued Obligations and the Termination Year Annual Bonus, which Accrued Obligations and Termination Year Annual Bonus will be paid to Executive within thirty (30) days following the Termination Date; and

(B) subject to Section 6(i) below:

(1) a severance payment (the “Termination Without Cause Severance Payment”) in an amount equal to the sum of (I) 1.5 times Executive’s annual Base Salary (at the rate in effect on the Termination Date, but in no event less than the rate of $310,000 per annum), (II) 1.5 times Executive’s Annual Bonus (based on the amount Annual Bonus awarded to Executive for the fiscal year prior to the fiscal year in which the Termination Date occurred), and (III) Executive’s Base Salary (at the rate in effect on the Termination Date, but in no event less than the rate of $310,000 per annum) that he would have earned had he remained employed during the period beginning on the Termination Date and ending on the last day of the fiscal year in which the Termination Date occurred, which Termination Without Cause Severance Payment shall be paid to Executive in a single lump sum on the Corporation’s first regular pay date following the date that the Release becomes effective and is no longer subject to revocation;

(2) continued medical and dental insurance benefits for Executive and his family that are at least comparable to the benefits generally offered to all eligible Corporation employees until the last day of the Continued Health Insurance Coverage Period; provided, that, if and to the extent such continued group health insurance coverage is not permissible either by law or the applicable insurance plan or such coverage would cause the Corporation to incur any excise tax, then (x) the Corporation shall reimburse Executive on the first business day of every month during the first eighteen (18) months of the Continued Health Insurance Coverage Period for the health insurance continuation premiums under COBRA incurred by Executive for the continuation of such medical and dental coverage for Executive and his family, and (y) the Corporation shall reimburse Executive on the first day of every month during the remainder of the Continued Health Insurance Coverage Period for the premium costs incurred by Executive for comparable medical and dental insurance coverage for Executive and his family; and

(3) for the two (2) year period following Termination Date, reimburse Executive on the first day of the month for the monthly cost of Executive’s car lease during such two (2) year period; provided that such reimbursement shall not be less than the monthly amount paid by the Corporation for Executive’s automobile lease as of June 1, 2019 or exceed the monthly amount paid by the Corporation for Executive’s automobile lease immediately prior to the Termination Date.

Executive shall promptly notify the Corporation if he becomes eligible for coverage under the group health insurance plan(s) of another employer.

(h) Resignation for Good Reason.

(i) Executive may resign from his employment for Good Reason by providing notice to the Corporation in accordance with the definition of Good Reason. As used in this Agreement, “Good Reason” means the occurrence of any of the following, in each case, without Executive’s prior consent: (A) a material diminution in Executive’s Base Salary; (B) a relocation by the Corporation of Executive’s principal place of business for the performance of his duties under this Agreement to a location that is either (x) more than 25 miles from Executive’s current principal office location, or (y) outside of Suffolk or Nassau counties; (C) Executive is removed by the Corporation from the position of Chief Financial Officer (other than temporarily while physically or mentally incapacitated or as required by applicable law); (D) a material diminution in Executive’s authority, duties or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (E) requiring Executive to report directly to an individual other than the CEO; provided, that, requiring Executive to report to the Board (or a member of the Board) shall not constitute “Good Reason”; or (F) the Corporation’s material breach of its obligations under this Agreement. “Good Reason” shall not be deemed to exist, however, unless (x) Executive shall have given written notice to the Corporation specifying in reasonable detail the Corporation’s acts or omissions that Executive alleges constitute “Good Reason” within ninety (90) days after the first occurrence of such circumstance (or, if later, the date on which Executive knows or reasonably should have known of the occurrence of such circumstance) and the Corporation shall have failed to cure any such act or omission within thirty (30) days of receipt of such written notice, and (y) Executive actually terminates employment within thirty (30) days following the expiration of the Corporation’s cure period as set forth above. Otherwise, any claim of such circumstance as “Good Reason” shall be deemed irrevocably waived by Executive for that specific circumstance only.

(ii) In the event of Executive’s resignation for Good Reason in accordance with Section 6(h)(i) above, Executive shall be entitled to receive (and the Corporation’s sole obligation shall be to pay):

(A) the Accrued Obligations and the Termination Year Annual Bonus, which Accrued Obligations and Termination Year Annual Bonus will be paid to Executive within thirty (30) days following the Termination Date; and

(B) subject to Section 6(i) below:

(1) a severance payment (the “Good Reason Severance Payment”) in an amount equal to the sum of: (I) 1.5 times Executive’s annual Base Salary (at the rate in effect on the Termination Date, but in no event less than the rate of $310,000 per annum), (II) 1.5 times Executive’s Annual Bonus (based on the Annual Bonus awarded to Executive for the fiscal year prior to the fiscal year in which the Termination Date occurred), and (III) Executive’s Base Salary (at the rate in effect on the Termination Date, but in no event less than the rate of $310,000 per annum) that he would have earned had he remained employment during the period beginning on the Termination Date and ending on the last day of the fiscal year in which the Termination Date occurred, which Good Reason Severance Payment shall be paid to Executive in a single lump sum on the Corporation’s first regular pay date following the date that the Release becomes effective and is no longer subject to revocation;

(2) continued medical and dental insurance benefits for Executive and his family that are at least comparable to the benefits generally offered to all eligible Corporation employees until the last day of the Continued Health Insurance Coverage Period; provided, that, if and to the extent such continued group health insurance coverage is not permissible either by law or the applicable insurance plan or such coverage would cause the Corporation to incur any excise tax, then (x) the Corporation shall reimburse Executive on the first business day of every month during the first eighteen (18) months of the Continued Health Insurance Coverage Period for the health insurance continuation premiums under COBRA incurred by Executive for the continuation of such medical and dental coverage for Executive and his family, and (y) the Corporation shall reimburse Executive on the first day of every month during the remainder of the Continued Health Insurance Coverage Period for the premium costs incurred by Executive for comparable medical and dental insurance coverage for Executive and his family; and

(3) for the two (2) year period following Termination Date, reimburse Executive on the first day of the month for the monthly cost of Executive’s car lease during such two (2) year period; provided that such reimbursement shall not be less than the monthly amount paid by the Corporation for Executive’s automobile lease as of June 1, 2019 or exceed the monthly amount paid by the Corporation for Executive’s automobile lease immediately prior to the Termination Date.

Executive shall promptly notify the Corporation if he becomes eligible for coverage under the group health insurance plan(s) of another employer.

(i) Release Agreement. With the exception of the Accrued Obligations and the Termination Year Annual Bonus, any payments and benefits to be made or provided to Executive pursuant to Section 6(f), Section 6(g) or Section 6(h) shall be contingent upon Executive executing a release of claims against the Corporation and related parties in the form annexed hereto as Exhibit A (the “Release”) and the Release becoming effective (and no longer subject to revocation) within sixty (60) days following the Termination Date.

7. Maintenance of Confidence and Non-Compete Agreement. The Corporation and Executive entered into a Maintenance of Confidence and Non-Compete Agreement on the date of this Agreement (“Maintenance of Confidence and Non-Compete Agreement”), the terms of which are hereby expressly incorporated into this Agreement, provided, however, that the Maintenance of Confidence and Non-Compete Agreement shall continue to be effective notwithstanding the expiration or termination of Executive’s employment hereunder and shall continue in effect upon expiration or earlier termination of this Agreement, in each case, pursuant to the terms of the Maintenance of Confidence and Non-Compete Agreement.

8. Key Man Life Insurance

(a) The Corporation shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Corporation, in such amounts as the Corporation shall determine in its sole discretion.

(b) In connection with Section 8(a) above, Executive shall, at such time or times and at such place or places as the Corporation may reasonably direct, submit himself to such physical examinations and Executive shall deliver such documents as the Corporation may deem necessary or desirable.

9. Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Corporation all information, knowledge and data relating to or concerned with its operations, sales, business and affairs, and he shall not, at any time hereafter, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than the Corporation or its designees or except as may otherwise be required in connection with the business and affairs of the Corporation.

10. Remedies. The parties hereto acknowledge that Executive’s services are unique and that, in the event of a breach by Executive of any of his obligations under this Agreement, the Corporation may not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Executive, the Corporation shall be entitled to seek such equitable and injunctive relief as may be available to restrain Executive from the violation of the provisions thereof. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Executive hereunder.

11. Entire Agreement. This Agreement, together with the Maintenance of Confidence and Non-Compete Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof (including, without limitation, the Prior Employment Agreement and any other agreements pertaining to confidentiality, non-solicitation, non-competition or the like) and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

12. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

If to the Corporation at:

TSR, Inc.

400 Oser Avenue Suite 150

Hauppauge, New York 11788

Attn:  Mr. Christopher Hughes,

   President and Chief Executive Officer

If to Executive at:

Mr. John G. Sharkey

XX XXXX XX

Melville, New York 11747

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 12. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

13. Section 409A.

(a) If at the time of any separation from service, Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (as amended) (the “Code”) and regulations thereunder, to the minimum extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to Executive in connection with his separation from service (as determined for purposes of Section 409A of the Code) shall be postponed and paid in a lump sum on the first business day following the date that is six months after Executive’s separation from service (or the date of Executive’s death if earlier) (the “409A Deferral Period”), and the remaining payments due to be made in installments or periodically after the 409A Deferral Period shall be made as otherwise scheduled. Further, notwithstanding anything set forth in Section 6 above to the contrary, to the extent required by Section 409A of the Code, if the 60 day period in which the Release must become effective (and no longer subject to revocation) covers more than one calendar year, then the Corporation Non-Renewal Severance Payment, the Termination Without Cause Severance Payment or the Good Reason Severance Payment, as applicable, will be paid in the second calendar year (on the first regular pay date of such calendar year following the date that Release becomes effective is no longer subject to revocation), in each case, unless such later date is required by this Section 13(a) above, regardless of whether the Release becomes effective in the first or second calendar year.

(b) References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv).

14. Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

15. No Waiver. No course of dealing nor any delay on the part of the Corporation in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

16. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely therein.

17. Severability. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provisions shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

18. Withholdings. Notwithstanding any other provision of this Agreement, the Corporation may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

19. No Conflicting Agreements. Executive acknowledges that he is not subject to any agreement, which would in any way restrict him from carrying out his employment as contemplated hereunder.

20. Amendment and Restatement. Effective as of the Effective Date, this Agreement supersedes, amends and restates that the Prior Employment Agreement in its entirety.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day in year first above written.

Executive

/s/ John G. Sharkey
John G. Sharkey

TSR, Inc.

By:	/s/ Christopher Hughes
Name:	Christopher Hughes
Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF RELEASE

Release of Claims

(Subject to change by the Company based only upon changes in applicable law in order to obtain a valid general release of all Claims in favor of the Released Parties and/or to reflect a change in the name or form of the Company)

WHEREAS, TSR, Inc., a Delaware corporation (the “Company”) and John G. Sharkey (the “Executive”) entered into an amended and restated employment agreement dated as of May 24, 2019 and effective as of June 1, 2019 (the “Employment Agreement”). Capitalized terms used in this Release of Claims (“Release”), and not otherwise defined herein, shall have the meanings ascribed to them in the Employment Agreement;

WHEREAS, the Executive’s employment with the Company terminated pursuant to [Section 6(f) [Section 6(g)] [Section 6(h)]1 of the Employment Agreement, which termination was effective as of [____ __, ___]2;

WHEREAS, Section 6(i) of the Employment Agreement provides that, with the exception of the Accrued Obligations and the Termination Year Annual Bonus, the Company’s payment and benefit obligations set forth in [Section 6(f)] [Section 6(g)] [Section 6(h)]3 of the Employment Agreement shall be contingent upon the Executive executing, and not revoking, a release of claims against the Company and related parties in the form annexed as Exhibit A to the Employment Agreement and this Release is the “Release” referred to in the Employment Agreement; and

WHEREAS, the Executive desires to execute this Release in order to receive the payments and/or benefits (other than the Accrued Obligations and the Termination Year Annual Bonus) set forth in [Section 6(f)] [Section 6(g)] Section 6(h)]4 of the Employment Agreement.

1 Select applicable Section #

2 Insert Termination Date

3 Select applicable Section #

4 Select applicable Section #

NOW THEREFORE, the Executive hereby delivers this Release, intending to be legally bound hereby:

1. Release of Claims

The Executive (on his own behalf and on behalf of his heirs, executors, administrators, beneficiaries, personal representatives and assigns), hereby completely, forever, irrevocably and unconditionally, waives, discharges and releases, to the maximum extent permitted by law, any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Executive ever had, now has or may have against the Company, the Company’s past, present and future subsidiaries and other affiliated entities and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) by reason of facts or omissions which have occurred on or prior to the date the that the Executive signs and returns this Release, including, without limitation, any complaint, charge or cause of action arising out of the Executive’s employment, the termination of the Executive’s employment or any term or condition of that employment, or arising under Federal, state or local laws pertaining to employment, including without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New York False Claims Act, the New York wage and hour laws, the New York Human Rights Act, and the New York City Human Rights Law, in each case, as such laws have been or may be amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs, except for the Unreleased Claims (as defined below). By signing this Release, the Executive acknowledges that the Executive intends to waive and release any rights known or unknown that the Executive may have against the Released Parties under these and any other laws; provided that the Executive does not waive or release claims with respect to the Executive’s (or the Executive’s heirs’, executors’, administrators’, legal representatives’, and assigns’) rights with respect to: (a) payment of the Accrued Obligations and the Termination Year Annual Bonus; (b) amounts payable and/or benefits to be provided pursuant to [Section 6(f)], ]Section 6(g)], [Section 6(h)]5 of the Employment Agreement; (c) indemnification pursuant to the Company’s organizational documents and/or any other agreement between the Company and the Executive; (d) amounts due to the Executive from the TSR Employee’s 401K Savings Plan in accordance with the terms of such Plan; (e) claims that arise after the date Executive signs this Agreement, and/or (f) claims that cannot be released as a matter of law (collectively, the “Unreleased Claims”).

Without limitation of anything set forth in this Section 1 above, the Executive acknowledges, understands and agrees that the general release of claims in this Section 1 above includes, but is not limited to, a waiver and release of all claims that he may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that the Executive signs this Release. The Executive understands, however, that nothing in this Agreement shall be deemed to limit his right to challenge the validity of the ADEA waiver.

Nothing is this Agreement shall limit the Executive’s right to file a charge with a governmental agency (such as the United States Equal Employment Opportunity Commission (“EEOC”)), participate in any governmental agency investigation or proceeding, or communicate and cooperate with any such agency. The Executive is waiving, however, (1) any right to recover money in connection with such a charge or investigation (except that the Executive does not waive any right to receive money properly awarded by the U.S. Securities and Exchange Commission (“SEC”) as a securities whistleblower incentive, if applicable) and (2) any right to recover money in connection with a charge filed by any other individual, by the EEOC, or by any other city, local, state, or federal agency (other than the SEC).

5 Select applicable Section #

Notwithstanding anything set forth in this Section 1 to the contrary, in the event of a Material Severance Default (as defined below), then, without limiting Executive’s rights and remedies with respect to the Material Severance Default, the release of claims by Executive set forth in this Section 1 above shall be void and of no further effect as of the expiration of the cure period described in the definition of Material Severance Default below. “Material Severance Default” means (1) the Company fails to comply with its post-termination obligations to Executive pursuant to Section 6(f)(ii)(B), Section 6(g)(ii)(B) or Section 6(h)(ii)(B) of the Employment Agreement (as applicable) and (B) such failure is not cured by the Company within thirty (30) days following Employee’s written notice to the Company describing such failure in reasonable detail.

2. ADEA; Time to Consider; Revocation Right

The Executive acknowledges that the Executive has been advised that he has twenty-one (21)6 days from the date of receipt of this Release to consider all the provisions of this Release. This Release shall be effective and enforceable as of the eighth day after execution and delivery of this Release to Company by the Executive (the “Effective Date”), as long as the Executive has not revoked this Release in accordance with the following sentence. At any time within seven (7) days after signing this Release, the Executive may revoke this Release by advising the Company of such revocation, in writing (Attn: Chief Executive Officer) within the seven (7) day period.

THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASED PARTIES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

3. General Provisions

(a) The provisions of this Release will be binding upon the Executive and the Executive’s heirs, executors, administrators, legal representatives and assigns.

6 NTD: Substitute 45 days for 21 days, if applicable, in accordance with the ADEA or OWBPA. OWBPA chart also to be attached, if applicable.

(b) A failure of any of the Released Parties to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.

(c) If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Executive.

(d) The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

(e) The headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Release or any provision hereof.

(f) The Executive acknowledges that his obligation to comply with the terms of Maintenance of Confidence and Non-Compete Agreement survives the Termination Date for the applicable periods set forth therein.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has executed this Release as of the date written below.

John G. Sharkey

Date